Exhibit 10.22
July 20, 2009
Josh Hanna
12 Horbury Crescent, Flat 2
London, W113NF
Dear Josh:
I am pleased to provide the following update to the elements of the remuneration package for your position of SVP and GM of International for Ancestry.com Inc. (the “Company”) reporting to the Company’s Chief Executive Officer, Tim Sullivan:

Salary:	$220,000 annualized, payable semi-monthly according to normal Company payroll policy. Effective date will be July 1, 2009

Bonus:	Target annual bonus of 60% of Salary based upon Company and individual performance goals established by the Company per the terms and conditions of the Company’s Performance Incentive Program. You must be employed by the Company at the time of the bonus payout in order to receive the payout.

Expatriate Benefits:

During the term of your expatriate assignment in the Greater London, United Kingdom area, you will be eligible to receive the following benefits (which benefits shall immediately cease upon the end of your expatriate assignment and your return to the United States, or, if earlier, upon your termination of employment with the Company for any reason):

Approximately 30% of your salary shall be payable in pounds with the remainder payable in U.S. dollars.

Expatriate Allowance: Effective with the 2009 calendar year, you will be provided with an annual expatriate allowance in the amount of £125,000, which amount is intended to replace certain previously paid or reimbursed expenses as covered by the Company in connection with your expatriate assignment. This amount may be adjusted by the CEO by up to 10% per year to accommodate anticipated increases in expatriate-related expenses.

Tax Equalization Policy: You will be covered under the terms of the Company’s Tax Equalization Policy. The purpose of this policy is that you will pay no more or less tax on your base salary and bonus than you would pay had you remained in your home country. This is accomplished by deducting an amount equivalent to home income and social taxes that would be assessed on base salary and bonus from your compensation.

Once the liability is satisfied, the Company is responsible for the actual incremental income taxes and social taxes assessed on income paid (including the Expatriate Allowance) by the Company during the foreign assignment.

US taxes assessed on personal income such as interest, dividends, and capital gains will be borne by you in total. When the US tax return is filed, a reconciliation will be prepared which will ensure that both the Company’s and your obligations have been met. All tax reimbursements due to you at the time of reconciliation become taxable income and therefore will be increased or “grossed up” by the additional estimated tax liability in order to compensate you for the added tax burden. Notwithstanding anything herein to the contrary, all terms of the tax equalization policy shall survive your termination of employment and/or repatriation regardless of the reason for termination or resignation for all US and UK tax years during which your were employed by the Company on your foreign service assignment.

Tax Preparation: You are responsible for ensuring that all tax returns are filed timely with the applicable authorities in the host and, if applicable, home locations. The Company will provide you with and pay for the services of a tax preparer for both home and host country tax returns while the employee is employed by the Company on his foreign service assignment as well as for all US and UK tax years during which the employee was employed by the Company on his foreign service assignment after his termination, resignation or re-patriation. Prior to the effective date for the foreign assignment, the Company will provide the employee with the services of a tax preparer for the purpose of implementing the most effective tax planning strategies. Should you choose to use another preparer, no reimbursement will be made.

Emergency Leave: The Company will pay for round-trip economy airfare if you need to return to the United States as a result of serious illness or death in your immediate family. If you or your family members develop a medical problem that cannot be adequately treated at the assignment location, the Company will pay to send you to the nearest location equipped to provide the required treatment.

Completion of Assignment: At the end of the term of your expatriate assignment (currently anticipated to be August 30, 2011) you will either: (i) return to your home country, (ii) upon mutual consent of both the Company and you, extend this agreement for an agreed upon period or (iii) transfer to another host location. The Company is responsible for the payment of relocation costs to return to the United States including:
a) Shipment of Household Goods — The Company will assign a mover to ship your goods to the United States. The Company will reimburse 100% more on the return than on the initial transfer.
b) Personal and Family Travel Expenses — You and each accompanying family member will receive a one-way business class air ticket to your assigned location. In addition, you will be reimbursed for all ground transportation and expenses enroute.
c) Temporary Living Expenses — The Company will provide you with temporary living expenses in the United States for up to 90 days after repatriation, if necessary.

Change from International Agreement to Local Terms: Should the term of your expatriate assignment be extended beyond August 31, 2011, the Company reserves the right to amend the assignment terms and conditions to reflect its local employment practices.
In addition to the foregoing, you have the opportunity to continue to participate in all available benefits offered generally to employees of the Company from time to time. These currently include paid time off, holidays, health, dental, life, disability, a Section 125 cafeteria plan, tuition reimbursement and the Company’s 401(k) retirement plan, all subject to the Company’s policies and procedures. The scope and extent of employee benefits offered by the Company may change from time to time. As a condition to your employment by the Company, you will be required to sign the Company’s standard Agreement to Protect Company Property, a copy of which is enclosed with this letter.
Employment with Ancestry.com Inc. is for no specific period of time and constitutes “at will” employment. Both you and Ancestry.com Inc. are free to terminate our at-will employment relationship at any time for any reason, with or without cause and with or without notice. Notwithstanding the foregoing, if the Company terminates your employment without Cause (and other than as a result of your death or disability) or you resign for Good Reason, you will be eligible for a severance package as follows:
The Company will pay you a severance amount equal to six (6) months of Salary paid out over regular Company payroll periods. In addition, following any such termination of employment you will be entitled to an additional severance payment equal to 80% of your Average Annual Bonus, prorated based on the number of months you were employed during the year of termination. For purposes of this offer letter, “Average Annual Bonus” means the average annual bonus earned by you under the Company’s Performance Incentive Program (or successor annual bonus program) for the year of termination for performance over the two (2) years preceding the year of termination or the previous bonus payment if less than two (2) years. In each case outlined above, the severance payments are contingent upon your signing a general release of claims in favor of the Company and such release of claims becoming irrevocable prior to the date of payment. Additionally, in the event of such a termination of employment the Company will reimburse you and any covered dependents for your medical benefit COBRA premiums for a period of six (6) months following your termination.
In the event that within three (3) months before or within twelve (12) months following a Change of Control you are terminated by the Company without Cause (and other than as a result of your death or disability), or you resign for Good Reason, you will be entitled to the aforementioned severance package and immediate vesting as to a total of fifty percent (50%) of your then unvested options. In addition, the period for which you will be eligible to receive reimbursement for COBRA medical premiums will be increased to a total of twelve (12) months.
In the event that your employment terminates during the term of your expatriate assignment for any reason other than a termination by the Company for Cause or your resignation without Good Reason, in addition to the severance benefits described above, you will remain on the Company’s payroll and receive the same benefits outlined in this agreement until you are returned to the United States (up to a maximum of three (3) months), and the Company will cover the costs for your return to the United States as indicated in the Completion of Assignment section above.
Notwithstanding anything herein to the contrary, in the event of your voluntary resignation without Good Reason or termination of employment by the Company for Cause during the term of your expatriate assignment, the Company will bear no cost in your relocation to the United States, however the Company’s obligations under the tax equalization policy will survive the termination of your employment for all US and UK tax years during which you were employed by the Company on your foreign service assignment.
For purposes of this offer letter, “Cause” means gross negligence in carrying out your duties for the Company or any breach of fiduciary duties to the Company, conviction of, or plea of guilty or no contest to any felony, any act of fraud or embezzlement, material violation of a Company policy or any unauthorized use or disclosure of confidential information or trade secrets of the Company or its affiliates, or failure to cooperate in any Company investigation. Neither bad judgment nor mere negligence nor an act of omission reasonably believed by you to have been in, or not opposed to, the interests of the Company, shall constitute examples of gross negligence.
For purposes of this offer letter, “Change of Control” results when: (i) any person or entity who is not a controlling shareholder as of the date of the employment letter becomes a beneficial owner, directly or indirectly, of securities of the Company (or parent corporation) representing fifty percent or more of the total voting power of all of the Company’s (or parent corporation’s) then outstanding voting securities, (ii) a merger or consolidation of the Company (or any parent corporation) in which the Company’s (or any parent corporation’s) voting securities immediately prior to the merger or consolidation do not represent, or are not converted into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, or (iii) a sale of all or substantially all of the assets of the Company (or any parent corporation) or a liquidation or dissolution of the Company (or any parent corporation). For purposes of this offer letter, in the event that the Company (or any parent corporation) conducts an Initial Public Offering, the IPO will not be considered a “Change of Control” and will not trigger the Change of Control terms stated above.
For purposes of this offer letter, you can resign for “Good Reason” within twelve (12) months following a change of control and within ninety (90) days after the occurrence of any of the following without your consent: a material reduction of your compensation, duties, title, authority or responsibilities, relative to your compensation, duties, titles, authority or responsibilities or the assignment to you of such reduced duties, title, authority or responsibilities.
For purposes of this offer letter, you can resign for “Good Reason” within ninety (90) days after the occurrence of any of the following without your express written consent: (i) a material reduction of your base compensation, or (ii) a relocation of your principal place of employment to a facility or location more than one hundred (100) miles from the current location of the Company’s Corporate offices as in effect on the date upon which this offer letter is executed, unless the move is part of a relocation of the Company’s main corporate offices.
Notwithstanding anything herein to the contrary, no event described above shall constitute Good Reason unless (x) you provide the Company notice of such event within thirty (30) days after the first occurrence or existence thereof, which notice specifically identifies the event that you believe constitutes Good Reason and (y) the Company fails to cure such event within thirty (30) days after delivery of such notice.
Any other changes to our at-will employment relationship will be effective only if contained in a written agreement for that purpose, signed by you and the Company’s CEO or Chairman of the Board.
This letter sets forth the key terms of your proposed employment by the Company, but is not intended and shall not be construed as an employment contract. By signing below, you accept the terms of employment as outlined above and with the understanding that the employment relationship established by this offer letter is “at-will”. At-will employment means that either you or the Company may terminate the employment relationship at any time, with or without notice, and with or without cause. The Company, as an at-will employer, reserves the right to modify, revoke, suspend, terminate or change any or all such terms of employment, in whole or in part, at any time with or without notice. Nothing in terms of employment, either implied or expressed, is to be viewed as an employment contract. Regarding confidentiality, you agree not to divulge, furnish, or make accessible to anyone outside Ancestry.com Inc. any knowledge or information coming into your possession during your employment with respect to confidential or secret documents, processes, plans, formulae, devices or material relating to the business and activities of Ancestry.com Inc.
By signing this letter, you confirm to the Company that you are under no contractual or other legal obligation that would prohibit you from performing your duties for the Company as described herein.
By signing this letter you acknowledge that the provisions of this restated offer letter have been read, are understood, and the continued employment on the terms and conditions described herein is herewith accepted. This offer letter, together with the agreements specifically referenced herein, supersedes and preempts all prior or contemporaneous oral or written understandings and agreements with respect to the subject matter hereof between you and the Company, including, without limitation, that certain Expatriate Agreement Letter of Understanding dated May 2008 between you and Ancestry.com Inc. Please signify your acceptance of this updated offer and to further indicate that you understand that this letter does not constitute an employment contract, by signing where indicated below and returning this letter to me by July 27, 2009.
If you have any additional questions, please feel free to contact me at (801) 705-7011.
Sincerely,
/s/ Tim Sullivan
Tim Sullivan
CEO
Ancestry.com Inc.
Accepted and agreed to this 27th day of July, 2009.
/s/ Josh Hanna
Josh Hanna